TRANSITION AND SEPARATION AGREEMENT

This Separation and Transition Agreement (the “Agreement”) is made and entered into this 13th day of June, 2023 (the “Execution Date”) by and between Spero Therapeutics, Inc., a Delaware corporation (“Company”), and Ankit Mahadevia (“Executive”).

WHEREAS, Executive served as the Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”) pursuant to that certain Executive Employment Agreement dated October 20, 2017 (the “Employment Agreement”);

WHEREAS, Executive and the Company have mutually agreed that Executive’s employment with the Company shall conclude on August 1, 2023 (the “Employment Separation Date”);

WHEREAS, the Company and Executive desire that following the Employment Separation Date, Executive shall continue to serve as a member of the Board on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive further desire that following the Employment Separation Date, the Company shall engage Executive to perform specific consulting services on the terms and conditions to be set forth in the Consulting Agreement (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set out below, the Parties herby agree as follows:

1.
Transition Period; Employment Separation Date.

(a)
During the period commencing on the Execution Date and ending on the Separation Date (the “Transition Period”), Executive shall continue to serve as Company’s Chief Executive Officer pursuant to the Employment Agreement, and additionally shall perform transition- related services as reasonably requested by the Board. Executive shall continue to use Executive’s best efforts, skills, and abilities to carry out such duties and promote the interests of Company.

(b)
During the Transition Period: (i) Company shall continue to pay Executive’s regular base salary in accordance with Company’s normal payroll policy; (ii) Executive shall not be entitled to any bonus, commission, variable or other form of compensation (except as may be payable under Section 3(a); and (iii) Executive shall remain eligible to participate in Company’s benefit plans, subject to the terms and conditions of the relevant plans.

(c)
Effective as of the Employment Separation Date, Executive’s employment with the Company shall end. From and after the Employment Separation Date, Executive shall have no authority and shall not represent himself as an employee or agent of the Company, other than as expressly provided for herein. Executive shall promptly execute any additional documentation the Company may request to reflect such terminations. To the extent not theretofore paid or provided, Company shall pay or provide Executive’s earned but unpaid base salary through the Employment Separation Date, and any properly incurred but unreimbursed business expenses incurred through the Employment Separation Date (together, the “Final Compensation”).

2.
Equity. Executive has been granted certain stock options (the “Options”) and restricted stock units (the “RSUs”) pursuant to the Company’s 2017 Stock Incentive Plan, as amended (the “Plan”) and award agreements executed by the Company and Executive pursuant thereto (collectively, the “Award Agreements”). Executive’s grants of Options and RSUs pursuant to the Plan and Award Agreements shall remain subject to the terms and conditions of the Plan and Award Agreements.

3.
Separation Benefit. Provided that (i) Executive executes this Agreement in accordance with Section 9(a); (ii) Executive remains employed with the Company in good standing continuously through the Separation Date; and (iii) Executive re-executes and re-affirms this Agreement in accordance with Section 9(b) and it becomes effective pursuant to Section 9(b); then Company shall provide the following payments and benefits to Executive (collectively, the “Separation Benefit”):

(a)
Executive shall remain eligible to receive an amount representing a pro-rata bonus for calendar year 2023, subject to the discretion of the Board, calculated through August 1, 2023 (the “Pro-Rata Bonus”), which Pro-Rata Bonus shall be paid within ten (10) days following August 1, 2023.

(b)
If Executive is eligible for and elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Employment Separation Date, then the Company shall pay Executive’s monthly premium under COBRA until the earliest of (A) January 31, 2024; (B) the expiration of Executive’s continuation coverage under COBRA; or (C) the date when Executive becomes eligible to receive health insurance coverage in connection with new employment or self-employment. If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code (the “Code”), the Company-paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. To the extent that any payment pursuant to this Section 3(b) is deemed to be taxable compensation to Executive (“Taxable Benefit”), then the Company shall pay to Executive an amount (the “Gross Up”) to compensate Executive for the economic cost with respect to federal, state and local income and payroll taxes payable with respect to the Taxable Benefit. The calculation of the amount of the Gross Up shall be calculated such that, after payment by Executive of the federal, state and local income and payroll taxes with respect to the Taxable Benefits and the Gross Up, Executive shall be in substantially the same economic position after all taxes as if the Taxable Benefits were not includable in income. For purposes of determining the amount of the Gross Up, Executive shall be deemed to pay federal, state and local income and payroll taxes at the highest marginal rate of taxation in the calendar year in which Executive received the Taxable Benefits. The Gross Up shall be paid no later than December 31 of the year in which Executive received the Taxable Benefits.

(c)
The Company shall enter into the Consulting Agreement described in Section 5 and provide for the compensation set forth therein.

(d)
Notwithstanding any terms of the Plan or any award agreements to the contrary, in the event of a Change of Control (as defined in the Consulting Agreement) and provided Executive is a member of the Board on the effective date of the Change of Control, Executive shall become fully vested in any and all equity awards outstanding as of the effective date of the Change of Control.

Executive acknowledges that, other than the payments described in this Agreement, the Final Compensation, and the Separation Benefit: (i) all outstanding payments or benefits for outstanding employment periods shall be forfeited in accordance with their terms; and (ii) Executive is not now and shall not in the future be eligible for or entitled to any other compensation from Company, including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off, equity, stock options, restricted stock units, or any other form of compensation or benefit.

4.
Board Chair Appointment. Subject to the Company’s by-laws and such other applicable organizational documentation as in effect, the Company shall nominate Executive to serve as the Chair of the Board, with such appointment, if approved, to become effective as of the Employment Separation Date.

5.
Consulting Engagement. Executive and the Company have entered into a Consulting Agreement (the “Consulting Agreement”) dated June 13, 2023.

6.
General Release.

(a)
Release. In consideration of the payments and benefits to be made pursuant to this Agreement, Executive, with the intention of binding Executive and Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity (as they may have been amended) through the Execution Date and the Re-Execution Date, each as applicable, including, without limitation, any and all claims of alleged violations of the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Executive Retirement Income Security Act of 1974, 29 U.S.C.

§ 1001, et seq. (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act (“GINA”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101 et seq.; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute,

G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the

Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L.

c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. In addition, if any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Company Released Party is a party. For the avoidance of doubt, this general release is intended to release any and all claims Executive may have under the Massachusetts Wage Act or any other state laws and is intended to resolve any and all disputes related to wages, commissions, or other compensation.

(b)
Limitations/Exclusions. This Section does not release or waive: (i) rights of Executive under this Agreement; (ii) rights of Executive relating to equity awards held by Executive as of the Employment Separation Date, subject to applicable plan terms and conditions; (iii) the right of Executive to receive COBRA continuation coverage in accordance with applicable law; (iv) rights to indemnification Executive may have, as applicable, (1) under applicable corporate law, (2) under the by-laws, certificate of incorporation or similar governing documents of the Company, (3) under a written indemnification agreement with the Company, or (4) as an insured under any directors’ and officers’ liability insurance policy now or previously in force; subject to the terms and conditions of any such documents, agreements or policies; (v) claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company, subject to the terms and conditions of such plans or arrangements; or

(vi) claims for the reimbursement of unreimbursed business expenses incurred prior to the Employment Separation Date, subject to the terms and conditions of applicable Company policy. In addition, this Section does not: (A) release the Company from any obligation expressly set forth in this Agreement or from any obligation, including, without limitation, obligations under the Workers Compensation Act, which as a matter of law cannot be released; (B) prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”); or (C) prohibit Executive from participating in an investigation or proceeding by the EEOC or any comparable state or local agency, or providing information or documents to the EEOC or any comparable state or local agency.

(c)
Acknowledgement. Executive’s waiver and release of claims are intended to be a complete bar to any recovery or personal benefit by or to Executive with respect to any Claim arising out of Executive’s employment with the Company, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released. Accordingly: (i) nothing in the Agreement shall limit the right of the Company or any Company Released Party to seek immediate dismissal of a charge on the basis that Executive’s signing of this Agreement constitutes a full release of any rights Executive might otherwise have to pursue a claim, and (ii) in the event that Executive successfully challenges the validity of this release of claims, the Company and any Company Released Party shall be entitled to seek to recover from Executive the full amount of the payments and benefits provided under this Agreement. Executive acknowledges and agrees that, but for providing this waiver and release, Executive would not be receiving the payments and benefits being provided to Executive under this Agreement.

7.
Continuing Covenants. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company furnished, disclosed and made available to Executive confidential and proprietary information; and (c) in the course of Executive’s employment, Executive was introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company. Accordingly, Executive hereby reaffirms that certain Proprietary Information and Inventions

Assignment Agreement between Executive and Company, dated October 21, 2017 (the “Restrictive Covenant Agreement”), which Restrictive Covenant Agreement is expressly incorporated herein by reference. Please note that pursuant to 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive

(x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from (A) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) responding to a valid subpoena, court order or similar legal process; provided that prior to making any such disclosure pursuant to this Section, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8.
Cooperation. Following the Employment Separation Date, Executive shall fully cooperate with Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Company (other than claims directly or indirectly against Executive) which relate to events or occurrences that transpired while Executive was employed by Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times. During and after Executive’s employment, Executive also shall fully cooperate with Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Company. Company shall reimburse Executive for any reasonable out- of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this section.

9.
Execution Date and Re-Execution Date. It is the Company’s desire and intent to make certain that Executive fully understands the provisions and effects of this Agreement, which includes a general release of claims as described in Section 6. To that end, Executive has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. In addition:

(a)
Execution Date. The Company is providing Executive with three (3) calendar days in which to consider and accept the terms of this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not and shall not restart or affect in any manner whatsoever, the original three (3) calendar day review period. Please note that, as of the Execution Date, the release in Section 6 shall not apply to claims under the Age Discrimination in Employment Act (“ADEA”), which claims are subject to the Re-Execution Date.

(b)
Re-Execution Date. Following Executive’s initial execution of this Agreement described in Section 9(a) above, which shall operate to fully and finally release any and all claims Executive may have against Company through the Execution Date (other than claims under the ADEA), Executive shall be required to re-execute and re-affirm this Agreement in accordance with this Section 9(b). No earlier than the Employment Separation Date and no later than twenty-one (21) days after the Employment Separation Date, Executive shall re-execute and re-affirm this Agreement on the signature line as set forth below. Executive agrees that Executive’s re-execution and re- affirmation of this Agreement shall operate to fully and finally release any and all claims Executive may have against Company as described in Section 6 (and specifically including, but not limited to, claims under the ADEA) through the date of re-execution and re-affirmation (the “Re-Execution Date”). Executive may revoke Executive’s assent to the re-execution and re-affirmation within seven

(7) days after the Re-Execution Date (the eighth day following Executive’s re-execution and re- affirmation, the “Re-Affirmation Date”). Notice of such revocation shall be made as set forth in Section 10(a) below. If Executive fails to re-execute and re-affirm this Agreement in accordance with this Section, Executive shall not be entitled to the Separation Benefit set forth in Section 3 and any benefits previously provided shall be void and rescinded.

10.
General.

(a)
Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email or facsimile upon transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notices to Company shall be sent to:

Spero Therapeutics, Inc.

675 Massachusetts Ave., 14th Floor Cambridge, MA 02139

Attn: Board of Directors

(b)
Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)
Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d)
Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)
Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

(f)
Jury Waiver. ANY ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE, AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(g)
Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h)
Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(i)
Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective for all purposes as of the Effective Date.

ANKIT MAHADEVIA

/s/ Ankit Mahadevia

Signature

SPERO THERAPEUTICS, INC.

By: /s/ James P. Brady

Name: James P. Brady

Title: Chief Human Resources Officer

Re-Execution and Re-Affirmation (To Be Signed No Earlier Than The Employment Separation Date, And No Later Than 21 Calendar Days After the Separation Date)

To be entitled to the Separation Benefit, Executive must sign this Re-Execution and Re-Affirmation within twenty-one (21) calendar days following the Employment Separation Date. If Executive chooses to sign, then Executive may take up to seven (7) calendar days to rescind acceptance of this Re-Execution and Re-Affirmation.

By signing this Re-Execution and Re-Affirmation, the release set forth in Section 6 of the Agreement shall be deemed to cover any claims, including claims arising under the Age Discrimination in Employment Act (“ADEA”), through the date of this Re-Execution and Re-Affirmation. Once effective, this Re-Execution and Re-Affirmation shall be expressly incorporated by reference into the Agreement, as a supplement and addition to the release of claims described in Section 6 of the Agreement.

If this Re-Execution and Re-Affirmation is not signed within twenty-one (21) calendar days after the Employment Separation Date, then the Company shall have no obligation to provide the Separation Benefit, but Executive’s prior release of claims under the Agreement shall remain in full force and effect through the Execution Date.

ANKIT MAHADEVIA

/s/ Ankit Mahadevia

Signature